EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL REPORTS FIRST QUARTER RESULTS:
EARNINGS PER SHARE OF $.73 INCLUDES $.14 GAIN FROM TAX SETTLEMENT;
ADJUSTED EARNINGS PER SHARE INCREASE 7 PERCENT;
COMPANY ANNOUNCES $600 MILLION SHARE REPURCHASE PLAN.
CAMDEN, NJ, November 21, 2005—Campbell Soup Company (NYSE: CPB) today reported net earnings increased to $302 million in the first quarter ended October 30, 2005 versus $230 million in the prior year. Diluted earnings per share for the quarter were $.73, compared with $.56 in the year-ago period. These results included several items that impact the comparability of results this quarter with a year ago.
The company also announced that its Board of Directors has authorized the purchase of up to $600 million of company stock on the open market or through privately negotiated transactions through the end of fiscal 2008. In addition, the company will continue to purchase shares, under separate authorization, as part of its practice of buying back shares sufficient to offset shares issued under incentive compensation plans.

Beginning in fiscal 2006, the company adopted a new accounting standard (SFAS 123R) that requires all stock-based compensation to be expensed. Had all stock-based compensation been expensed in the year-ago quarter, net earnings would have been $224 million and diluted earnings per share would have been $.54. For the full fiscal year 2005, diluted earnings per share would have been $1.64.
Net earnings and earnings per share in the first quarter of fiscal 2006 were impacted by the following items:
•	The company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to transactions involving government securities in a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.
•	The company finalized its plan to repatriate earnings from non-U.S. subsidiaries under the provisions of the American Jobs Creation Act, and as a result, recorded incremental tax expense of $8 million, or $.02 per share, associated with one-time incremental dividends of $225 million. This incremental dividend is in addition to $200 million that was provided for in fiscal year 2005, raising the total dividends to be repatriated under the American Jobs Creation Act to $425 million.
•	The company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change to this preferable method of accounting resulted in a $13 million pre-tax gain. The impact on net earnings was $8 million, or $.02 per share. Prior periods were not restated since the impact of the change on previously issued financial statements was not considered material.
After adjusting for these items, net earnings would have been $242 million in the first quarter of fiscal 2006 and $224 million in the year-ago period, an increase of 8 percent. Earnings per share would have been $.58 in the first quarter of fiscal 2006 and $.54 in the year-ago period, an increase of 7 percent.
For the first quarter, sales rose 1 percent to $2,110 million, following a strong year-ago quarter when sales increased 10 percent. Sales for the quarter reflect the following factors:
•	Volume and mix subtracted 3 percent
•	Price and sales allowances added 4 percent
•	Increased promotional spending subtracted 1 percent
•	Currency added 1 percent
Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Our plan to drive quality growth is on track. This quarter, although our ready-to-serve soup sales were significantly weaker due to a change in our pricing and promotional activity from a year ago, we continued to improve our profit margin while laying the foundation for driving top-line growth for the balance of the year, consistent with our goal. I am confident in the plans we have in place to drive growth across our portfolio, including U.S. Soup. The $600 million share repurchase program we announced today leverages our strong cash flow generation and reflects the confidence we have in our long-term growth prospects.”
Excluding the gain of $.14 related to the favorable tax settlement, and other items affecting comparability, the company confirmed its fiscal 2006 guidance for earnings per share to increase between 5 and 7 percent from the adjusted fiscal year 2005 base of $1.64.
Summary of Fiscal 2006 First Quarter Results by Segment
U.S. Soup, Sauces and Beverages
Sales for U.S. Soup, Sauces and Beverages were $970 million, a 2 percent decrease compared with a year ago. The change in sales reflects the following factors:
•	Volume and mix subtracted 7 percent
•	Price and sales allowances added 5 percent
Operating earnings were $288 million compared with $275 million in the prior-year period. Earnings for the first quarter of this year included an $8 million benefit from the change in the method of accounting for inventory. Prior-year earnings would have been $1 million lower had all stock-based compensation been expensed. Operating earnings were driven by higher selling prices and productivity gains, which more than offset the impact of lower sales and cost inflation.
Soup sales for the quarter declined 6 percent, driven by the following:
•	Sales of “Campbell’s” condensed soups increased 1 percent following a strong year-ago quarter that delivered 10 percent growth. Both eating and cooking varieties delivered gains in this year’s quarter. The condensed soup segment continues to benefit from the gravity-feed shelving systems which are now installed in more than 14,000 grocery stores and the continuation of more effective advertising.
•	Sales of ready-to-serve soups declined 17 percent for the quarter versus year ago when sales were up 18 percent. “Campbell’s Chunky” soups in cans were a primary driver of the decline as the business was adversely affected by a change in promotional activity in comparison to the year-ago period in which aggressive discounting drove significantly higher volume. In addition, the discontinuance of “Campbell’s Kitchen Classics” soups contributed to the declines in ready-to-serve soups. “Campbell’s Select” soup sales increased in the quarter driven by the introduction of “Campbell’s Select Gold Label” soups, which use aseptic technology.
•	Sales of microwaveable soups increased in the quarter driven by the introduction of “Campbell’s” Red and White ready-to-serve Chicken Noodle, Tomato, and Vegetable soups in bowls.
•	Sales of “Swanson” broth increased 9 percent for the quarter. Volume gains were achieved behind the continued growth in cooking usage and consumers’ growing preference for aseptically-packaged broth.
Highlights of this segment’s other businesses include:
•	“V8” vegetable juice recorded a double-digit sales increase as the business benefited from new and more effective advertising. “Campbell’s” tomato juice sales also increased, while sales of “V8 Splash” juice beverages declined.

•	“Campbell’s Chunky” chili canned sales declined in comparison to a year ago when the product line was introduced. This was partially offset by sales from the launch of new microwaveable bowls.
•	“Campbell’s SpaghettiOs” pasta sales increased as consumers continue to respond positively to the transition from the “Franco-American” brand to the “Campbell’s” brand supported by new advertising.
•	“Prego” pasta sauce sales declined for the quarter due to high levels of competitive activity in the category.
•	Sales of “Pace” Mexican sauces increased for the quarter driven by a new and more effective advertising campaign.
Baking and Snacking
Sales for Baking and Snacking were $458 million, a 2 percent increase compared with a year ago.
A breakdown of the change in sales follows:
•	Volume and mix subtracted 2 percent
•	Price and sales allowances added 3 percent
•	Increased promotional spending subtracted 1 percent
•	Currency added 2 percent
Operating earnings were $50 million compared with $46 million in the prior-year period. Earnings for the first quarter of this year included a $5 million benefit from the change in the method of accounting for inventory. Prior-year earnings would have been $2 million lower had all stock-based compensation been expensed. Operating earnings for the quarter were also driven by higher earnings at Arnott’s and favorable currency, which were partially offset by declines at Pepperidge Farm due to a higher level of marketing expenses in support of the launch of the new “Pepperidge Farm Whims” poppable snacks.
Further details of sales results include the following:
•	Pepperidge Farm sales grew as fresh bakery and cookies and cracker sales increased, more than offsetting declines in its frozen business.

•	Sales growth of “Pepperidge Farm” fresh bread and bakery products was driven by breakfast and sandwich items, highlighted by the continued success of English muffins, whole grain and “Farmhouse” breads, and sandwich rolls.

•	“Pepperidge Farm” cookies and cracker sales increased, primarily due to solid performance of “Pepperidge Farm” Chocolate Chunk cookies, as well as gains in distinctive crackers. Sales of “Pepperidge Farm Goldfish” snack crackers were up slightly in the quarter.

•	Arnott’s sales increased versus a year ago due to favorable currency and gains on Arnott’s two biggest icon brands, “Shapes” and “Tim Tams,” which was aided by the strong performance of new “Tim Tam” Balls.
International Soup and Sauces
Sales for International Soup and Sauces were $420 million, a 1 percent increase compared with the year-ago period, due to currency.
Operating earnings were flat at $55 million. Prior year earnings would have been $1 million lower had all stock-based compensation been expensed. Operating earnings growth in Canada and currency gains were offset by declines in Europe and Latin America.
Further details of sales results include the following:
•	Sales in Europe declined during the first quarter due to weakness in the U.K. business and the unfavorable impact of currency.

•	In Asia Pacific, sales increased significantly driven by continued growth in soup and beverages in Australia. Highlights for the quarter include the launch of “V8 Plus” beverages and expanded distribution of microwaveable soups.

•	The Canadian business delivered strong sales results driven by gains across condensed and ready-to-serve soups and broth. “Campbell’s Soup at Hand” was successfully introduced in the quarter. Favorable currency also contributed to sales gains.
Other
The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
Sales grew 13 percent to $262 million compared with the same period a year ago.
A breakdown of the change in sales follows:
•	Volume and mix added 10 percent
•	Price and sales allowances added 3 percent
Operating earnings were $26 million compared with $22 million in the prior-year period. Prior year earnings would have been $1 million lower had all stock-based compensation been expensed. Operating earnings growth was also driven by strong sales growth and margin improvements in the Away From Home business.
Further details include the following:
•	Godiva Chocolatier sales grew at a double-digit rate, driven by solid performance in both the U.S. and international markets. North America same-store retail sales increased 10 percent in the quarter. In the U.S., new “Chocolixir” beverages and “Godiva Platinum,” a new chocolate collection, delivered strong results. In Japan, the introduction of “Godiva Platinum” and refurbished boutique stores contributed to sales gains.

•	Away From Home sales continued to grow, driven by double-digit growth in refrigerated soups marketed through retail deli programs. Solid gains in both frozen and canned soups and bakery products sold through the Away From Home channels also contributed to growth.
Non-GAAP Financial Information
A reconciliation of the adjusted fiscal 2006 and 2005 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
The company will host a conference call to discuss these results on November 21 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-791-1856 and non-U.S. participants at 1-773-756-4600. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight November 25, 2005 at 1-866-428-3803 or 1-203-369-0904.
Forward-Looking Statements
This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, new product introductions and innovation, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
Beginning in fiscal year 2005, Campbell Soup Company earnings results are reported for the following segments:

U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products.
Founded in 1869, the company has a portfolio of more than 20 market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 30,	October 31,
	2005	2004
Net sales	$2,110	$2,091

Costs and expenses
Cost of products sold	1,228	1,245
Marketing and selling expenses	320	314
Administrative expenses	138	129
Research and development expenses	24	20
Other expenses / (income)	(1)	2

Total costs and expenses	1,709	1,710

Earnings before interest and taxes	401	381
Interest, net	26	44

Earnings before taxes	375	337

Taxes on earnings	73	107

Net earnings	$302	$230

Per share — basic
Net earnings	$.74	$.56

Dividends	$.18	$.17

Weighted average shares outstanding — basic	409	409

Per share — assuming dilution
Net earnings	$.73	$.56

Weighted average shares outstanding - assuming dilution	414	412

The company adopted SFAS 123R in fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $10 would have been recognized. Net earnings would have been $224 and diluted earnings per share would have been $.54. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $1; Marketing and selling — $3; Administrative — $5; and Research and development — $1.
In fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
During the quarter, an incremental tax expense of $8 (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 30,	October 31,	Percent
Sales	2005	2004	Change
Contributions:
U.S. Soup, Sauces and Beverages	$970	$994	-2%
Baking and Snacking	458	449	2%
International Soup and Sauces	420	416	1%
Other	262	232	13%

Total sales	$2,110	$2,091	1%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$288	$275	5%
Baking and Snacking	50	46	9%
International Soup and Sauces	55	55	0%
Other	26	22	18%

Total operating earnings	419	398	5%
Unallocated corporate expenses	(18)	(17)

Earnings before interest and taxes	401	381	5%
Interest, net	(26)	(44)
Taxes on earnings	(73)	(107)

Net earnings	$302	$230	31%

Net earnings per share — assuming dilution	$.73	$.56	30%

The company adopted SFAS 123R in fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $10 would have been recognized. Net earnings would have been $224 and diluted earnings per share would have been $.54. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $1; Baking and Snacking — $2; International Soup and Sauces — $1; Other — $1; and Unallocated Corporate — $5.
In fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
During the quarter, an incremental tax expense of $8 (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	October 30,	October 31,
	2005	2004
Current assets	$1,910	$1,857
Plant assets, net	1,957	1,916
Intangible assets, net	3,006	3,103
Other assets	291	340

Total assets	$7,164	$7,216

Current liabilities	$2,438	$2,590
Long-term debt	2,225	2,565
Nonpension postretirement benefits	278	295
Other liabilities	710	649
Shareowners’ equity	1,513	1,117

Total liabilities and shareowners’ equity	$7,164	$7,216

Total debt	$2,976	$3,457

Cash and cash equivalents	$45	$44

Reconciliation of GAAP and Non-GAAP Financial Measures
Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. These “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The impact of changes in accounting methods and certain tax matters on financial information are as follows:
(1)	In fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax, $8 million after tax, benefit from the change in accounting method. Prior periods were not restated since the impact on previously issued financial statements was not considered material.

(2)	In fiscal 2006, the company adopted SFAS 123R which requires that all stock-based compensation be expensed based on the fair value of the awards. In fiscal 2005, the company did not recognize compensation expense for stock options under previous accounting guidelines. This adjustment reflects the pro forma impact had all stock-based awards been expensed.

(3)	In fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.

(4)	In fiscal 2006, the company recorded incremental tax expense of $8 million associated with the repatriation of earnings under the American Jobs Creation Act.
The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of changes in accounting methods and certain tax matters:

	First Quarter		%
	Oct. 30, 2005	Oct. 31, 2004	Change
Earnings before interest and taxes, as reported	$401	$381
Deduct: Impact of change in inventory accounting method (1)	(13)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(10)

Adjusted Earnings before interest and taxes	$388	$371

Interest, net, as reported	$26	$44
Add: Reduction in interest expense related to the favorable resolution of tax contingency (3)	21	—

Adjusted Interest, net	$47	$44

Adjusted Earnings before taxes	$341	$327	4%

Taxes on earnings, as reported	$73	$107
Deduct: Tax impact of change in inventory accounting method (1)	(5)	—
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(4)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (3)	39	—
Deduct: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	(8)	—

Adjusted Taxes on earnings	$99	$103

Adjusted effective income tax rate	29.0%	31.5%

Net earnings, as reported	$302	$230
Deduct: Impact of change in inventory accounting method (1)	(8)
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(6)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(60)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	8	—

Adjusted Net earnings	$242	$224	8%

Earnings per share, as reported	$0.73	$0.56
Deduct: Impact of change in inventory accounting method (1)	(0.02)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.02)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(0.14)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	0.02	—

Adjusted Earnings per share*	$0.58	$0.54	7%

*	The sum of the individual per share amounts does not equal net earnings per share due to rounding.
The company believes that financial information excluding certain changes in accounting methods and certain other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.